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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                ---------------


                                    FORM 8-K

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JANUARY 13, 1997


                                 --------------


                                  VERITY, INC.
             (Exact name of registrant as specified in its charter)


           DELAWARE                        0-26880               77-0182779
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer)
incorporation or organization)                               Identification No.)



                  894 ROSS DRIVE
               SUNNYVALE, CALIFORNIA                       94089
     (Address of principal executive offices)           (Zip Code)




       Registrant's telephone number, including area code: (408) 541-1500
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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         (a) On January 13, 1997, pursuant to an Agreement and Plan of Reorganization dated January 10, 1997 (the "Plan of Reorganization"), by and among Verity, Inc., a Delaware corporation ("Verity"), Cognisoft Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Verity ("Sub"), and Cognisoft Corporation, a Washington corporation ("Cognisoft"), Sub was merged with and into Cognisoft, and Cognisoft became a wholly-owned subsidiary of Verity (the "Merger"). Under the terms of the Plan of Reorganization, each share of capital stock of Cognisoft ("Cognisoft Stock") was converted into the right to receive an amount of cash equal to $10 million divided by the total number of shares of Cognisoft Stock outstanding. Verity will account for the Merger by the purchase method of accounting, and expects to take a charge of approximately $10 million against earnings during its fiscal quarter ending February 28, 1997 relating to the write-off of research and development in-process at Cognisoft and other costs related to the transaction.

         The purchase price for all the shares of Cognisoft Stock was $10 million, which price was arrived at by arms' length negotiation. The purchase price was paid using funds from Verity's working capital. Prior to the Merger, a controlling interest in Cognisoft was held by five principal shareholders of
Cognisoft: David Weld, Kenneth Schneider, Sean Nolan, Jeffrey Pettiross, and Anthony Liano. Under the terms of the Plan of Reorganization, a portion of the purchase price otherwise payable to these principal shareholders was deposited into an escrow account as security for the indemnification of Verity by the principal shareholders for breaches of the representations, warranties and covenants of Cognisoft and the principal shareholders set forth in the Plan of Reorganization. In general, the escrow account provides the sole recourse for any claim by Verity against Cognisoft or its shareholders in connection with the Merger. Subject to reduction based on outstanding or resolved claims, the cash in the escrow account will be distributed to the five principal shareholders of Cognisoft in the future.

         Prior to the Merger, no material relationship existed between the principal shareholders of Cognisoft and Verity, any affiliates of Verity, any director or officer of Verity, or any associate of any such director or officer.

         (b) Cognisoft is engaged in the business of developing Intranet software application programs to enable enterprises to "push" desired information to network users from multiple data sources. Verity intends to continue to develop and integrate the Cognisoft technology into Verity's products.

         A copy of the press release announcing the Merger is attached as
Exhibit 99.1 and is incorporated herein by reference.


ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a) It is currently impracticable to provide audited financial statements of Cognisoft for the period from April 2, 1996 (date of inception) to January 13, 1997. Verity intends to file the required financial statements on or before March 29, 1997.

         (b) It is currently impracticable to provide any pro forma financial information of - Cognisoft that would be required pursuant to Article 11 of Regulation S-X. Verity intends to file all required pro forma financial information on or before March 29, 1997.
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         (c)      The following exhibits are attached hereto and filed herewith:

                  2.1 Agreement and Plan of Reorganization dated January 10, 1997 among Verity, Inc., Cognisoft Acquisition Corporation and Cognisoft Corporation, and certain shareholders of Cognisoft.

                  99.1 Press Release dated January 13, 1997 announcing the signing of the Plan of Reorganization.




                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       VERITY, INC.



Date:  January 27, 1997                By:_____________________________________
                                          Timothy J. Moore,
                                          Vice President, General Counsel and
                                          Secretary
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                                INDEX TO EXHIBITS




                                                                                   Sequentially
                                                                                   Numbered
Exhibit         Document                                                           Page
-------         --------                                                           ----
2.1             Agreement and Plan of Reorganization dated January 10, 1997 among Verity, Inc., Cognisoft Acquisition Corporation and
                Cognisoft Corporation, and certain shareholders of Cognisoft.

99.1 Press Release dated January 13, 1997 announcing the signing of the Plan of Reorganization.